Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-152325 on Form F-3 of our reports dated June 5, 2009, relating to the financial statements and financial statement schedule of Canadian Solar Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109,” effective January 1, 2007), and the effectiveness of Canadian Solar Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Canadian Solar Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte Touche Tohmatsu CPA Ltd
DELOITTE TOUCHE TOHMATSU CPA LTD
Shanghai, China
July 7, 2009